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                              LIST OF SUBSIDIARIES

         Unless otherwise indicated, ADB Systems International Ltd. ("ADB"), or one of its subsidiaries, owns 100% of the outstanding capital stock of the following companies:

         Name of Subsidiary                             Country of Incorporation

         ADB Systemer AS (1)                            Norway
         ADB Systems International Limited              Ireland
         ADB Systems Limited                            England
         Bid.Com (U.K.) Limited                         England
         ADB Systems, Inc.                              USA (Delaware)
         Bid.Com USA, Inc.                              USA (Florida)
         Bid.Com International Inc.                     Canada (Ontario)
         Bid.Com International Pty. Ltd. (2)            Australia
         Internet Liquidators USA, Inc. (2)             USA (Florida)

     (1) As of December 31, 2002, ADB owned 98.3% of the outstanding voting shares of ADB Systemer AS. Under Norwegian corporate law, ADB may trigger compulsory acquisition of the remaining shares at any time. The remaining shareholders each have the same right. The value for the shares acquired shall be as agreed, failing which the value shall be determined by arbitration.

     (2)     Dormant.  ADB anticipates dissolving these companies in 2003.